Filed pursuant to Rule 424(b)(7)
Registration Statement No. 333-142472

PROSPECTUS SUPPLEMENT NO. 1
(to prospectus dated April 30, 2007)

3,927,120 Shares
First Industrial Realty Trust, Inc.
Common Stock

This prospectus supplement supplements the prospectus dated April 30, 2007 (the “Prospectus”) relating to the potential offer and sale from time to time of up to 3,927,120 shares of common stock of First Industrial Realty Trust, Inc. (the “Company”).  A current report filed by the Company on Form 8-K dated May 18, 2007, modifies the language in the Prospectus in the Section titled “Selling Stockholders”.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus dated April 30, 2007, including any supplements or amendments to such prospectus.  The date of this prospectus supplement is May 18, 2007.